EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of EOG Resources, Inc. (the "Company") on Form S-3 of our report dated February 22, 2006, relating to the consolidated financial statements and financial statement schedule of the Company and management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2005 (which report (1) expressed an unqualified opinion on the consolidated financial statements and financial statement schedule and includes an explanatory paragraph referring to the Company's adoption of Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations", (2) expressed an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) expressed an unqualified opinion on the effectiveness of internal control over financial reporting) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Houston, Texas
September 14, 2006